UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 __________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
HERMAN MILLER, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERMAN MILLER, INC.

SUPPLEMENT TO PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MONDAY, October 12, 2020

This Proxy Statement Supplement (the “Supplement”) supplements and amends the original definitive proxy statement of Herman Miller, Inc. dated September 1, 2020 (the “Proxy Statement”) for the Company’s 2020 Annual Meeting of Shareholders (the “Annual Meeting”) solely to correct a typographical error in Appendix I - the Herman Miller, Inc. 2020 Long-Term Incentive Plan (the “Plan”). As described in the Proxy Statement, the Plan has been approved by the Company’s Board of Directors, subject to shareholder approval. The maximum aggregate number of shares of Common Stock that may be issued under the Plan was correctly reflected in Proposal #3 of the Proxy Statement as 7,182,670 shares. However, the copy of the Plan attached as Appendix I to the Proxy Statement misstated this maximum aggregate number of shares as 7,535,670. Accordingly, Article 4, Section 4.1 of the Plan attached as Appendix I should have read as follows:

“4.1    General. Subject to adjustment as provided in Section 4.2 and Article 14, the maximum aggregate number of shares of Common Stock which may be issued under this Plan shall not exceed 7,182,670 shares, which may be either unauthorized and unissued Common Stock or issued Common Stock reacquired by the Company (“Plan Shares”). Determinations as to the number of Plan Shares that remain available for issuance under the Plan shall be made in accordance with this Article 4 and Article 14 and with such rules and procedures as the Committee shall determine from time to time.”

No other changes are being made to the Proxy Statement or to the matters to be considered by the shareholders. Capitalized terms used but not otherwise defined in this Supplement have the meanings ascribed to them in the Proxy Statement. This supplement should be read together with the Proxy Statement, which should be read in its entirety.

As previously disclosed in the Proxy Statement, the Annual Meeting is being held virtually on October 12, 2020, at 10:30 a.m. EDT. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.